Rev. December 2022

U-HAUL HOLDING COMPANY
CODE OF ETHICS

U-Haul Holding Company and our subsidiaries (collectively, the "Company") are committed to conducting our business consistent with high ethical and legal standards. This Code reinforces our commitment to these standards and provides each employee, officer and director of the Company with guidance and perspective in understanding our business ethics.

This Code is designed to guide and help identify activities and behaviors that are appropriate in conducting business and those that are not. It is also designed  to deter wrongdoing and to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the US Securities and Exchange Commission (“SEC”) and in other public communications made by us; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of this Code to an appropriate person or persons as identified herein; and (v) accountability for adherence to this Code.

No code of ethics can hope to spell out the appropriate moral conduct and ethical behavior for every situation one may confront. In the final analysis, we must rely on our own good judgment.  Whenever we find ourselves with a difficult decision to make, we should seek counsel from our colleagues, our supervisors, the U-Haul Holding Company’s Audit Committee when appropriate, the  U-Haul Holding Company’s Independent Governance Committee when appropriate, and our own conscience and common sense. Specific interpretation or application of any guidelines or other content of this Code should be made to the Company's Director of Corporate Compliance or the Legal Department.

This Code is intended to conform to the provisions of applicable law, including Item 406 of the Sarbanes-Oxley Act of 2002, Item 406 of Regulation S-K, and applicable listing standards.   This Code applies to all Company employees, officers, directors, non-director Board committee members, the trustees of the U-Haul Holding Company Employee Stock Ownership Plan and trustees of other trusts owning U-Haul Holding Company securities, all as provided herein.

This Code is available for viewing on  U-Haul Holding Company’s internet Web site at investors.uhaul.com and may be filed each year as an exhibit to U-Haul Holding Company’s Annual Report on Form 10-K. The Company will publicly disclose (i) any change to this Code that applies to any officer or director of the Company, or any other person performing functions similar to those of a senior financial officer, and (ii) the grant of a waiver to any such individual of any provision of this Code.  Such public disclosure will be made by the filing with the SEC of a Report on Form 8-K and/or the prompt disclosure of such change or waiver on the Company's internet Web site.

  YOUR RESPONSIBILITIES

The Company believes that ethical behavior is good business. Company employees,

officers, directors, non-director Board committee members and trustees share certain responsibilities, but individually each is accountable for, among other things:

  Conducting the Company's business with integrity and in compliance in all material respects with applicable laws, rules and regulations.
  Avoiding situations where personal interests are, or appear to be, in conflict with the Company's interests, except as provided herein.
  Treating customers, suppliers and fellow employees in an honest and fair manner.
  Safeguarding proper use of the Company's proprietary information, assets and resources.
  Maintaining confidentiality of nonpublic information and not acting on such information for personal gain.

We are sometimes faced with situations where pressure exists to act unethically. If you are unsure in any situation, re-read this Code and ask yourself these questions:

  Is this action legal?
  Does it comply with our values and our standards?
  Would you feel comfortable telling someone else about your decision?

Compromises in behavior that lead to violations of our standards may result in  disciplinary action, including termination of employment.

Unethical or unlawful behavior hurts the Company, our customers, our stockholders and other employees. As an officer, director, employee, non-director Board committee member or trustee, you can play a major role in ensuring ethical and legal compliance by reporting known or suspected wrongdoing within the Company. If you discover or suspect that an illegal, dishonest or unethical act is being committed, that an employee has violated this Code, or a violation is reported to you, report it immediately to your supervisor.  Or, you may report the matter through our Hotline in any of the following manners:

  e-mail: Dennis_Sullivan@uhaul.com
  Call: 1-866-963-7128, ext. 548101, between 8 a.m. and 5 p.m., M-F, Arizona time.
  Leave a voice-mail message: 1-866-372-8392 (toll free, 24/7).
  Mail information to: U-Haul International, Inc., P.O. Box 21502, Phoenix, AZ 85036-1502, ATTN: Internal Audit.

Reporting may be done on a confidential or anonymous basis.  Employees will not be disciplined or otherwise retaliated against as a result of reporting such matters in good faith. Always report a violation at least one level of management above the suspected wrongdoer.  All reports are given serious and appropriate attention.

  CONFLICTS OF INTEREST, RELATED PARTY TRANSACTIONS, AND CORPORATE OPPORTUNITIES

A conflict of interest may occur when an individual’s personal interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the

Company as a whole.  A conflict of interest can arise when an employee, officer, director, non-director Board committee member or trustee (or a family member of any of the foregoing) takes actions or has interests which are actually or potentially detrimental to the best interests of the Company.  Conflicts of interest also arise when an employee, officer, director, non-director Board committee member or trustee (or a family member of any of the foregoing) receives improper personal benefits as a result of his or her position in the Company.  A corporate opportunity may arise when a Company employee, officer, director, non-director Board committee member or trustee (or a family member of any of the foregoing) seizes for himself or herself a business opportunity that would otherwise go to the Company’s benefit, if that business opportunity is reasonably incident to the Company’s present or prospective business and is one in which the Company has the capacity and desire to engage.  A related party transaction can include any transaction over a specified dollar amount between the Company and an officer, director or significant stockholder (or a member of their respective family) and could also constitute a conflict of interest.

All Company employees, officers, directors, non-director Board committee members and trustees have a responsibility of fairness, integrity and loyalty, and should avoid situations and relationships that involve actual or potential conflicts of interest, unless otherwise permitted as provided herein.

Whether or not a conflict of interest, related party transaction or corporate opportunity exists or will exist can be unclear.  Examples of situations that could be perceived as being in those categories might include, but are not limited to, the following:

  Conducting company business with a firm owned, partially owned, or controlled by a significant stockholder of the Company, or a Company officer, director or employee, or a family member of any of the foregoing.
  Ownership of a material financial interest in a competitor of the Company.
  Working as an employee or a consultant for a customer or supplier of the Company, or doing any work for a third party that may adversely affect your performance or judgment on the job or diminish your ability to devote the necessary time and attention to your duties.
  Using Company property (tangible or intangible), materials, supplies, funds or other resources for personal purposes, or appropriating or diverting to others any business opportunity or idea in which the Company might have an interest.
  Taking for yourself any opportunity that you learn of through the Company or that rightfully is the Company's to pursue.
  Using corporate property, information or ideas for personal gain.

Persons who have questions about an actual or potential conflict of interest, related party transaction or corporate opportunity, or who become aware of such a matter, should discuss the matter with their supervisor or the Audit Committee.

      a.Transaction Between the Company and a Related Person.  Transactions between the Company and a Related Person (as hereinafter defined) where the amount involved in the transaction exceeds $120,000 (which amount may change from time to time, to be consistent with any changes to the threshold amount set forth in Item 404(a) of Regulation S-K) shall be reported to the Audit Committee, and are subject to ratification or approval by the Board of Directors or Audit Committee in accordance with, and to the extent required by, applicable law, including without limitation NRS 78.140.

b.       Definition of “Related Person”  A “Related Person” as that term is used herein, is defined in the Instructions to Item 404(a) of Regulation S-K under the Securities and Exchange Act of 1934, as amended.  Generally speaking, but subject to the more detailed definition in the referenced regulation, a Related Person includes a Company officer, director, director nominee, 5% stockholder of U-Haul Holding Company, or an immediate family member of any of the foregoing.

c.   Annual Questionnaires.  Directors and executive officers of U-Haul Holding Company shall disclose to the Company, by way of periodic questionnaire, questionnaire update, or other appropriate format which shall be provided to them, the existence of any relationships that constitute a related party transaction, a conflict of interest or that could create the appearance of a conflict of interests.  Such transactions are subject to disclosure, as provided by applicable law.

d.Determination of “Amount Involved in a Transaction”    The “amount involved in the transaction” shall be determined in accordance with the Instructions to Item 404(a) of Regulation S-K under the Securities and Exchange Act of 1934, as amended.

e.Review Process.  Review of a transaction by the Audit Committee or the Board of Directors should be based on the overall fairness of the transaction to the Company and whether the transaction as a whole is in the best interests of the Company and its shareholders.  This could include, based on the facts and circumstances,  whether the transaction is on substantially the same terms as prevailing terms with a third party in a comparable transaction; whether the transaction was negotiated at arms’ length; collectability; whether there exists unfavorable features to the Company; the nature and extent of any such unfavorable features;  analysis of the favorable features to the Company; the nature and extent of such favorable features; overall Company objectives relative to the transaction, both long term and short term; any other factors deemed relevant by the reviewing party; and any other factors under applicable law.

  GIFTS AND ENTERTAINMENT

All decisions regarding the purchasing of materials, supplies and services must be made on the basis of competitive price, quality and timing in a way that preserves the Company's integrity. Giving or accepting anything of value is inappropriate if it could be reasonably interpreted as an effort to influence a business relationship or decision. The difference between a gift and a bribe is a question of intent. It is impermissible to accept or request any form of kickback or bribe. A bribe or a kickback includes any item or favor provided for the purpose of improperly obtaining favorable treatment or seeking a competitive advantage. Such efforts should never be used to accomplish indirectly what the Company could not properly or legally do directly.

In certain situations or on certain occasions, small gifts of nominal value, such as specialty advertising items bearing the corporate logo, tickets to local sports, civic or cultural events and/or restaurant meals or refreshments may be given to those with whom the Company has a business relationship.

Standards governing the acceptance of gifts from suppliers or their agents mirror those relating to the giving of gifts in that acceptance of a significant gift could be construed as improperly influencing the selection of a vendor.

Ultimately, each employee, officer, director, non-director Board committee member and trustee must exercise good business judgment in deciding which situations are unacceptable. If there is ever any doubt as to the acceptability of any gift or entertainment activity, consult with your supervisor.

The Company has several key Policy Bulletins emphasizing ethics and integrity, which are readily available to System members on the Company's internal Web site. These bulletins include, but are not limited to:

  Policy Bulletin No. 015, "Gifts and Favors," dated March 22, 2004.
  Policy Bulletin No. 462, "Conflicts of Interest and Kickbacks," dated March 22, 2004.
  Policy Bulletin No. 959, "Marketing Company Disbursements & Approvals," dated December 22, 1997.
  Policy Bulletin No. 475, " Theft, Embezzlement and Poor Business Judgment," dated October 10, 1994.

U-Haul Holding Company has been and will always remain committed to maintaining high standards of ethics and corporate behavior.  Except as may be expressly provided herein, nothing in this Code is intended to modify any Company Policy Bulletins.

  CONFIDENTIALITY

All employees, officers, directors, non-director Board committee members and trustees should maintain the confidentiality of information entrusted to them by the Company or its customers, suppliers or employees, except when disclosure is authorized or legally mandated. Confidential information includes all nonpublic information that might be of use to competitors, or harmful to the Company, if disclosed.

U-Haul Holding Company operates in a very competitive environment providing a wide variety of products and services to a wide variety of customer. We must protect U-Haul Holding Company's trade secrets, confidential information and other proprietary information. Employees agree to treat all trade secrets and confidential information of U-Haul Holding Company as confidential and to take all necessary precautions against disclosure of such information to third parties during and after their employment.  To the extent any employee, officer, director, non-director Board committee member or trustee is party to a Confidentiality Agreement, Non-Disclosure Agreement or similar agreement with the Company, the terms of such agreement shall prevail over any inconsistent term in this Code.

  PROTECTION AND USE OF CORPORATE ASSETS

All employees are responsible for ensuring that appropriate measures are taken to properly protect the Company's corporate assets. Employees are expected to assist in the protection of all confidential and proprietary information, including technical, financial, marketing and other business information, which, if made available to the Company's competitors or the public, would be advantageous to such competitors and detrimental to the Company. Protection of such information is critical to our ability to grow and compete.

The Company's computer systems, electronic mail (e-mail), voice mail, mobile devices and Internet access are employer-provided technologies and Company property. The use of the Company's computer systems, e-mail, voice mail, mobile devices and Internet access are primarily for matters of concern to the Company's operations, and not for communications of a personal nature. Such nonbusiness related use should be on an infrequent basis. Employees may not use these assets to display, transmit or store inappropriate or illegal materials at any time.

  INSIDER TRADING

It is illegal to buy or sell securities (either personally or on behalf of others) on the basis of material, nonpublic information, in breach of a fiduciary duty or other relationship of trust and confidence. It also is illegal to communicate (i.e., to "tip") material, nonpublic information to others so that they may buy or sell securities on the basis of that information. All Company employees, officers, directors, non-director Board committee members and trustees who know material, nonpublic information about the Company or any other company are prohibited from trading, or tipping others to trade in the securities of that company.

Material information is factual information that a reasonable investor would want to know before making an investment decision. Examples of material information may include:

       Quarterly or annual financial results.
       Financial forecasts.
       Significant financial developments.
       Significant new developments.
       Significant contracts.

These prohibitions continue for as long as the information you know remains material and nonpublic. In addition to disciplinary action by the Company, violation of these rules may subject you to a federal court injunction, disgorgement of the amount of profits gained or losses avoided, substantial civil penalties, private action for money damages, as well as criminal penalties, including prison and fines.

  FINANCIAL INTEGRITY

The Company's books, records and accounts are to be maintained in a manner that honestly and accurately reflects all financial transactions in conformity with generally accepted accounting principles. An employee shall not:

  Improperly accelerate or defer expenses or revenues to achieve financial results or goals.
  Maintain any undisclosed or unrecorded funds or "off the book" assets.
  Establish or maintain improper, misleading, incomplete or fraudulent accounting documentation or financial reporting.

  Make any payment for purposes other than those described in the documents supporting the payment.
  Sign any documents, certificates or representation letters believed to be inaccurate or untruthful.

Our financial officers are required to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that U-Haul Holding Company files with, or submits to, the U.S. Securities and Exchange Commission and in other public communications made by us.

  ACCOUNTING CONCERNS

Employees, officers, directors, non-director Board committee members and trustees are encouraged to talk to their supervisor, the Director of Corporate Compliance or any member of U‑Haul Holding Company's Audit Committee regarding any concerns that they have pertaining to the Company's accounting, internal controls or audit practices. It is our policy not to allow retaliation for reports of misconduct or potential misconduct by others made in good faith.

  RECORDS RETENTION

Any employee who becomes aware of any governmental or regulatory investigation, litigation, administrative or other proceeding or claim should promptly consult with the appropriate member of the Legal Department regarding any records relating to that matter. Federal and state (provincial) law provides for severe penalties for any person who alters, mutilates, conceals or destroys a record or an object with intent to impair the availability of such item or influence the investigation of a governmental department or agency.  Employees are expected to comply with the Company’s records retention policy, a copy of which is available through the U‑Haul intranet.   Any questions about the records retention policy should be directed to the Legal Department.

  WORKPLACE HEALTH, SAFETY AND ENVIRONMENT

The Company is committed to the safety and health of its employees. Providing and maintaining a safe work environment and instituting and following work practices to safeguard employees and customers must be a primary consideration for all of us. Reviewing all of our businesses and identifying where we can act to improve safety awareness is an ongoing task to which the Company and each employee should be dedicated. There is no job so important that we cannot take the time to complete it safely.

Safe work practices also include exercising good judgment with regard to the environmental aspects of our business. Additionally, discharge and disposition of hazardous materials must be performed only in a manner that complies with all applicable environmental protection laws, ordinances and regulations.

  COMPLIANCE WITH LAWS

All employees are expected to comply at all times with all federal, state (provincial), local and foreign laws and regulations affecting the Company and its business. If any employee is uncertain about the existence or effect of a particular law on his or her conduct on behalf of the

Company, such individual should consult with his or her supervisor. In particular, and without limiting the generality of the foregoing statements:

  Any action taken to intentionally and wrongfully evade the payment of any tax, or the violation of any law relating to taxation of property, services, sales, income or any other matters, including failure to file reports or returns on a timely basis (other than with the approval of the applicable taxing authority) or filing false or fictitious reports or returns, is strictly prohibited.
  Any action taken to intentionally circumvent the requirements of any federal, state (provincial), or local health or safety law applicable to the Company' s facilities, operations or products, or any action taken to intentionally mislead any regulatory authority with respect to the Company's compliance with such laws is strictly prohibited.
  Any action taken to intentionally mislead the investing public, the SEC, the Nasdaq National Market or any other federal or state (provincial) securities regulatory authority or securities exchange or quotation system regarding the Company's business, legal or financial affairs or regarding any material event or circumstance affecting the Company is strictly prohibited.

  SEC DISCLOSURE

The U-Haul Holding Company President and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the President and each senior financial officer to bring to the attention of the Director of Corporate Compliance any material information of which he or she may become aware that affects the disclosure made by the Company in its public filings. The President and each senior financial officer shall promptly bring to the attention of the Director of Corporate Compliance and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls. The President and each senior financial officer shall promptly bring to the attention of the Director of Corporate Compliance any information he or she may have concerning any violation of this Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls. The President and each senior financial officer shall promptly bring to the attention of the Director of Corporate Compliance and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities laws, rules or regulations applicable to the Company by the Company or any agent thereof.